EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joseph Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

ASHFORD TRUST DECLARES DIVIDENDS FOR FOURTH QUARTER OF 2019 AND ISSUES GUIDANCE FOR 2020 DIVIDENDS
DALLAS, December 5, 2019 -- Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust” or the “Company”) announced today that its Board of Directors declared a quarterly cash dividend of $0.06 per diluted share for the Company’s common stock for the fourth quarter ending December 31, 2019. The dividend, which equates to an annual rate of $0.24 per share, will be distributed on January 15, 2020, to shareholders of record as of December 31, 2019.
The Board also approved the Company’s dividend policy for 2020. The Company expects to pay a quarterly cash dividend of $0.06 per share for 2020, or $0.24 per share on an annualized basis. The Board will continue to review its dividend policy on a quarter-to-quarter basis. The adoption of a dividend policy does not commit the Board of Directors to declare future dividends or the amount thereof.
The Board declared a dividend of $0.5281 per diluted share for the Company’s 8.45% Series D Cumulative Preferred Stock for the fourth quarter ending December 31, 2019. The dividend, which equates to an annual rate of $2.1125 per share, is payable on January 15, 2020, to shareholders of record as of December 31, 2019.
The Board declared a dividend of $0.4609 per diluted share for the Company’s 7.375% Series F Cumulative Preferred Stock for the fourth quarter ending December 31, 2019. The dividend, which equates to an annual rate of $1.8438 per share, is payable on January 15, 2020, to shareholders of record as of December 31, 2019.

The Board declared a dividend of $0.4609 per diluted share for the Company’s 7.375% Series G Cumulative Preferred Stock for the fourth quarter ending December 31, 2019. The dividend, which equates to an annual rate of $1.8438 per share, is payable on January 15, 2020, to shareholders of record as of December 31, 2019.
The Board declared a dividend of $0.46875 per diluted share for the Company’s 7.50% Series H Cumulative Preferred Stock for the fourth quarter ending December 31, 2019. The dividend, which equates to an annual rate of $1.875 per share, is payable on January 15, 2020, to shareholders of record as of December 31, 2019.
The Board declared a dividend of $0.46875 per diluted share for the Company’s 7.50% Series I Cumulative Preferred Stock for the fourth quarter ending December 31, 2019. The dividend, which equates to an annual rate of $1.875 per share, is payable on January 15, 2020, to shareholders of record as of December 31, 2019.

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Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing opportunistically in the hospitality industry predominantly in upper upscale, full-service hotels.
Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Forward-looking statements in this press release may include, among others, statements about the Company’s strategy and future plans. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford Trust’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general conditions of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; our ability to successfully complete and integrate acquisitions, and manage our planned growth, and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. The Company can give no assurance that these forward-looking statements will be attained or that any deviation will not occur. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.